Exhibit 10.12

AGREEMENT BETWEEN
METROPOLITAN GOVERNMENT OF NASHVILLE
AND DAVIDSON COUNTY

AND
ADVANCED TECHNOLOGY SYSTEMS, INC
FOR
LICENSING OF SOFFWARE PRODUCTS AND SERVICES

This contract is entered into on this ___ day of _________, 2006, by and between The Metropolitan Government of Nashville and Davidson County, a municipal corporation of the State of Tennessee (“Metro”) and Advanced Technology Systems (CONTRACTOR), a Virginia Corporation, registered and licensed to do business in the State of Tennessee whose business address is:  7915 Jones Branch Drive, McLean, Virginia 22102.

This contract consists of the following documents:

a)                                      any properly executed amendment or change order to this contract (most recent with first priority),

b)                                     This Contract,

c)                                      Contractor’s Best and Final Offer,

d)                                     Contractor’s Payment Schedule,

e)                                      ATS and Subcontractor Software License Agreement

f)                                        Denali Software License Agreement,

g)                                     Contractor’s Supplemental Response to Request for Proposal 05-72,

h)                                     Contractor’s Response to Request for Proposal 05-72,

i)                                         Contractor’s Software End-User License Agreement,

j)                                         Request for Proposal 05-72, including Amendments 1, 2, 3, 4, and 5,

k)                                      Source Code Escrow Agreement,

1)                                      Performance Bond,

m)                                   Certificate of Insurance, and

n)                                     Affidavit.

In the event of conflicting provisions, all documents shall be construed according to the following priorities:

a)                                      any properly executed amendment or change order to this contract (most recent with first priority),

b)                                     This Contract,

c)                                      Contractor’s Best and Final Offer,

d)                                     Contractor’s Payment Schedule,

e)                                      ATS and Subcontractor, Software License Agreement

f)                                        Denali Software License Agreement,

g)                                     Contractor’s Supplemental Response to Request for Proposal 05-72,

h)                                     Contractor’s Response to Request for Proposal 05- 72,

i)                                         Contractor’s Software End-User License Agreement,

j)                                         Request for Proposal 05-72, including Amendments 1, 2, 3, 4, and 5,

k)                                      Source Code Escrow Agreement,

1)                                      Performance Bond,

m)                                   Certificate of Insurance, and

n)                                     Affidavit.

1.             Definition

The following terms are defined for the purpose of this Agreement as follows:

(a)           “Software” means Contractor’s software programs (i) which contain systematic manipulative compilations of industry data, (ii) which meet those requirements agreed upon by Contractor and Metro set forth in RFP, which is incorporated into and made a part of this Agreement by this reference, and (iii) which will be specifically modified by Contractor to meet those requirements agreed upon by Contractor and Metro and set forth in Contractor’s Response to Request For Proposal 05-72, to be attached hereto upon such agreement and to be incorporated into and made a part of this Agreement by this reference. Software includes software programs and all future versions of this program, regardless of the computer language used to write them, and documentation provided in direct machine executable for human-readable, printed or imprinted form.

The Software can be used in conjunction with Microsoft Access, Microsoft SQL Server and Oracle database products. This contract provides appropriate licensing with SQL Server, via Client Access Licenses and Embedded Server Licenses to support the Advanced Records Management application.

(b)                                 “Source Code” means that series of machine instructions in human-readable form from which Object Code may be generated.

(c)                                  “Object Code” means a series of instructions in direct machine executable form, which cause a computer to perform its functions or to perform specific tasks in a pre-assigned order.

(d)                                 “Derivative Works” means a revision, modification, translation, abridgement, compilation, condensation or expansion of the applicable underlying work or any form in which that work may be recast, transformed or adapted, and which, if prepared without the consent of the copyright owner, would be a copyright infringement.

(e)                                  “Underlying Works” means all works of authorship fixed in any tangible medium of expression that: (a) had already been conceived, invented, created or acquired by Contractor or a third party prior to the effective date of this Contract and that were not conceived, invented or created for Metro’s use or benefit in connection with this Contract; or (b) are conceived, invented, created or acquired by Contractor or a third party after such effective date, but only to the extent such works of authorship do not constitute Work Product.  An Underlying Work includes all intermediate and partial versions thereof, as well as all source code, object code, documentation, formulae, processes, algorithms, designs, specifications, inventions, discoveries, concepts, improvements, materials, program materials, software, flow charts, notes, outlines, lists, compilations, manuscripts, writings, pictorial materials, schematics, apparatus, methods, techniques, other creations, and the like, whether or not patented or patentable or otherwise protectable by law

(f)                                    “Work Product” means all works of authorship fixed in any tangible medium of expression (including, without limitation, computer programs), and all intermediate and partial versions thereof, as well as all source code, object code, documentation, formulae, process, algorithms, designs, specifications, inventions, discoveries, concepts, improvements, ideas, know-how, techniques, materials, program materials, software, flow charts, notes, outlines, lists, compilations, manuscripts, writings, pictorial materials, schematics, apparatus, methods, techniques, other creations, and the like, whether or not patented or patentable or subject to copyright, or otherwise protectable by law, that are created, invented or conceived for the use or benefit of Metro in connection with this Contract: 9a) by any of Contractor’s personnel, any Metro personnel, where “personnel’ includes employees, contractors (including, in the case of Contractor, its subcontractors), agents and the like, (b) any person who was an employee of Metro and then became an employee of Contractor or any of its contractors (including subcontractors) or agents, where, although creation or reduction-to-practice is completed while the person is an employee of Contractor or such contractors (including subcontractors) or agents, any portion of the same was created, invented or conceived by such person while an employee of Metro.  InPursuit RMS software delivered pursuant to this agreement and any enhancements or customizations to InPursuit RMS software are specifically excluded from the definition of “Work Product”.  MNPD is licensed pursuant to Exhibit “D” to use RMS software.

(g)                                 “Metropolitan Nashville Police Department Purposes License” (or “MNPD License”) means a non-transferable, perpetual, fully paid-up, royalty free license to possess, use, copy and modify Work Product exclusively by and for the Metropolitan Nashville Police Department , to store and retrieve information on crimes and arrests in Nashville and Davidson County and its customers within the standard Metropolitan Statistical Area including the following counties: Montgomery, Robertson, Sumner, Macon, Jackson, Clay, Overton, Pickett, Fentress, Trousdale, Dickson, Cheatham, Davidson, Wilson, Smith, Putnam, Cumberland, White, DeKalb, Rutherford, Williamson, Hickman, Lewis, Maury, Marshall, Bedford, Cannon, Coffee, Warren, Van Buren, Bledsoe, Rhea, Meigs, Hamilton, Sequatchie, Marion, Grundy, Franklin, Moore, Lincoln, Giles, and Lawrence.

Further Contract and Service Agreement Definitions can be found in Exhibit B, “MNPD CONTRACT DEFINITIONS”.

2.             Duties and Responsibilities of Contractor

Upon execution of the Agreement, Metro and Contractor shall begin work on the Developed Documents as defined in paragraph 1.02.  The Developed Documents shall be completed within 90 days.  When the Developed Documents are completed and agreed to by the parties, such Developed Documents shall become part of this Agreement by amendment thereto.

In the event that Metro and Contractor cannot agree with the Developed Documents, Metro reserves the right to terminate the Agreement within ten days written notice to Contractor after delivery of the Developed Documents to Metro.  In the event that the Developed Documents materially modify Contractor’s Proposal and the material modification is introduced by Contractor, Metro may reject the Developed Documents, at its sole option, and be relieved of any obligation in the Agreement and contractor shall refund to Metro any payments made to Contractor under this Agreement in excess of the costs incurred by Contractor in preparing the Developed Documents.

2.01         Contractor shall provide Metro with a system and software for an integrated, full-featured Advanced Records Management and Automated Field Reporting System for the Metropolitan Nashville Police Department (MNPD).  Contractor shall provide the software set forth in Contractor’s response to Request For Proposal, which is attached hereto and incorporated by reference herein.  Contractor shall provide maintenance, support and services for this system software during delivery, installation and testing.  Contractor shall provide maintenance, service and support for this system pursuant to the service and support agreements attached hereto.

2.02         This contract shall have two phases:

Phase I shall include the development and completion of Developed Documents consisting of: project work plan with specific assignments; hardware and software schedule; functional specifications and detailed design document; customization specifications; training plan; set-up of a pilot/test environment for Metro, and Acceptance Test plan.  These documents shall be known, collectively, as the “Developed Documents”.

i)                                         Metro and Contractor recognize the critical nature of system performance on the success of the system installation.  During Phase I of this Agreement, Contractor and Metro will develop specifications for hardware, software, and network configurations.  With these configurations, Contractor and Metro will agree to a range of expected system response times for critical system functions.  Overall, the system shall be configured such that 95% of all transactions complete within 1 second and 99% of all transactions complete within 2 seconds.  Transaction timing is from keyboard transmit to the start of screen response.  These configurations and expected system response times will be a part of the Phase I deliverable and will represent a commitment from Contractor to deliver the response times specified.  If during subsequent phases of this Agreement, response times exceed the range specified, and Metro can demonstrate that it has deployed the hardware, software and network equipment as specified in the Phase I deliverable, then Contractor will be notified of the response time deficiency.  Contractor will be given 10 (ten) days to cure the response time deficiency.  If the response time deficiency is not cured in that timeframe, Contractor will be responsible for all cost related to additional equipment, software, or network infrastructure necessary to bring the response time to the specified level.  If the response time deficiency is not cured within 30 (thirty) days, Metro will be entitled to liquidated damages in the amount of $1,000 per day.  Liquidated damages shall be calculated from the date of notification to Contractor, and will continue until the response times issue is resolved up to a maximum of $90,000.

ii)                                      Phase II shall include the delivery and installation of the equipment and software as required by this contract and the Developed Documents, the completion of the software customization and the implementation of network connectivity.  Phase II shall include the provision of documentation, training and testing, in accordance with the Acceptance Test Plan within the Developed Documents.  The date of acceptance of the system shall be the business day immediately following the successful acceptance testing of the system.  The parties shall sign a document acknowledging the successful acceptance testing on the date of acceptance.  Acceptance of the system activates the one year application warranty coverage and post implementation support.

2.03                           System Acceptance of and Phase II shall be completed in accordance with the Developed Documents.  Completion of the Project is dependent upon deliverables from both Contractor and Metro.  Should Metro and MNPD fail to meet their deliverable dates as defined in the Developed Documents, the resultant time delay will be added to the completion date.

2.04                           Contractor warrants that the software provided pursuant to this Agreement shall meet the requirements as specified in Metro’s Request For Proposal and Contractor’s response to Request For Proposal.

2.05                           Contractor shall assume the overall responsibility for the work, including the application, and shall provide the project management and expertise necessary to complete Phases I and II in a professional and timely manner in accordance with the Contract and the Developed Documents

2.06                           Contractor will develop a project control system to control items which directly affect project progress, such as design change control, resource assignment and allocations, project schedules and problem/issue escalation and resolution.

2.07                           All performance (which includes services, materials, supplies and equipment furnished or utilized in the performance of this Contract, and workmanship in the performance of services) shall be subject to inspection and test by Metro and MNPD at all times during the term of this Contract.  Vendor shall provide adequate cooperation to any inspector assigned by Metro to permit him or her to determine Vendor’s conformity with the specifications and the adequacy of the services being provided under this Contract.  All inspection by Metro and MNPD shall be made in such a manner as not to unduly interfere with Vendor’s performance.

3.             Term.

3.01                           The term of this contract is five (5) years.

3.02                           This contract may be may not be extended.

4.             Compensation.

4.01                           The total cost for this contract will not exceed $4,599,366, unless properly amended upon completion of Phase I of this agreement.  Reimbursements to Contractor for travel and expenses shall be in accordance with Metro’s travel regulations.  There will be no other charges or fees for the performance of this contract without a properly executed amendment to the Contract.  All payments by Metro shall be made within thirty (30) days of receipt and approval of invoice.

4.02                           Subject to and in accordance with the provisions of this Section, Metro may withhold payment of any invoice from Contractor (or part thereof) that it in good faith disputes as due or owing.  In such case, Metro shall pay any undisputed amounts and provide a written explanation to Contractor of the reason it disputes the amount.  The failure of Metro to pay a disputed invoice, or to pay the disputed part of an invoice, shall not constitute a breach or default by Metro, so loping as Metro complies with the provisions of this Section 3.03.  All of Contractor’s obligations under this Contract shall continue unabated during the resolution of the dispute.

5.             Taxes.

Metro shall not be responsible for any taxes that are imposed on Contractor.  Furthermore, Contractor understands that it cannot claim exemption from taxes by virtue of any exemption that is provided to Metro.

6.             Warranty.

6.01                           Warranty of Title - Contractor represents and warrants to Metro that Contractor (“Developer”) is the owner of the System Software (“the Software”) and that Contractor has the right to grant to Metro the license and rights set forth in this Contract.  In the event of breach or threatened breach of the foregoing representation and warranty, the Contractor may, at its option i.) procure, at Contractor’s expense, the right to use the Software, ii.) replace the Software, or any part thereof that is in breach, with software of comparable functionality that does not cause any breach, or iii.) refund to Metro the full amount of the license fee upon the return of the Software and all copies thereof to Contractor.

6.02                           Warranty of Functionality - Contractor represents and warrants that during the term of the Agreement that (1) the Software licensed in this Agreement constitute all the software, applications required to operate the system as specified in the RFP; (2) the Software shall perform according to Developer’s published software manuals operate as per specifications provided by the user documentation provided with the system including any updated Software, as per the specifications in the RFP; (3) the Software as delivered to User, will meet these specifications, without the need for customization or modification, or the delivery of any additional services; (4) the Software will be free of any defect in material of the medium in which the programs are delivered, or any virus, other program routine designed to erase or otherwise harm User’s hardware, data, or their programs.

6.03                           Performance of the Services - Contractor represents and warrants to Metro that it has the skills, resources and expertise to provide all services in accordance with the terms of this Contract.  Without limiting the generality of the foregoing, Contractor represents and warrants to Metro that all services provided under this Contract shall be provided in a timely, professional and workmanlike manner consistent with industry standards of quality and integrity provided, however, that where this Contract specifies a particular standard or criteria for performance, this warranty is not intended to and does not diminish that standard or criteria for performance.

6.04                           Viruses and Disabling Devices.  Contractor shall implement and use industry best practices to identify, screen, and prevent, and shall not introduce, and Disabling Device in hardware, software or other resources utilized by Contractor, Metro or any third party in connection with the services.  A “Disabling Device” is any virus, timer, clock, counter, time lock, time bomb, Trojan horse, worms, file inflectors, boot sector infectors or other limiting design, instruction or routine and surveillance software or routines or data gathering or collecting software or devices that could, if triggered, erase data or programming, have an adverse impact on the services, cause the hardware, software or other resources to become inoperable or otherwise incapable of being used in the full manner for which such hardware, software or other resources were intended to be used, or that collect data or information.  At no cost or expense to Metro and without adversely a impacting the services, Contractor shall reduce and/or eliminate the effects of any Disabling Device including, without limitation, by restoring and/or bearing the cost to recreate any lost data and/or software programming.

7.             License.

7.01                           Contractor has the right to grant to Metro the rights set forth in this agreement.

7.02                           Contractor hereby grants to Metro a perpetual, non-exclusive license to use the Software in Davidson County and the Nashville MSA as set forth in this agreement.

703                              Metro understands the confidential nature of the Software licensed by Contractor and agrees to use all reasonable controls to protect the confidential nature of all Software licensed by Contractor or licensed to Contractor by a third party which shall in no event be less than the same standard of care which User uses to protect its own most proprietary, confidential information.  Contractor understands and recognizes that Metro is a government entity and as such is subject to the Tennessee Open Records Act.  In the event that a request is received under or with reference to that Act, Metro agrees to so notify Contactor at its earliest convenience.  Contractor understands and recognizes that Metro will comply with the Tennessee Open Records Act even if it conflicts with the terms of this Agreement.  Therefore, Contractor agrees that compliance with the Tennessee Open Records Act is not a breach of this Agreement and Contractor will not be entitled to:  terminate the License granted herein, a cause of action against Metro, and/or any damages for Metro’s complying with the Tennessee Open Records Act.

7.04                           Metro as the Holder of a “Metropolitan Nashville Police Department (MNPD) Purposes” License to Work Product, Metro shall be the sole and exclusive holder of a “MNPD Purposes” License to possess and use all Work Product for the Metropolitan Government of Nashville and Davidson County, Tennessee, to store and retrieve information on crimes and arrests in Nashville and Davidson County, and notwithstanding all other interests to the Work Product that may be held by Contractor or any other entity or person, in the nature of copyright, patent, trademark, trade secret, and other proprietary rights in and to the Work Product.  Ownership of the MNPD License to the Work Product shall inure to the benefit of Metro from the date of conception, creation, or fixation of the Work Product in a tangible medium of expression (whichever occurs first).  Contractor shall obtain similar written undertakings from all subcontractors, employees and consultants who will perform any services for this Contract, so as to ensure Metro’s ownership of the “MNPD Purposes” License to possess and use the Work Product as provided herein, and shall not commence the deployment of any such subcontractor, employee or consultant until such a written undertaking has been obtained from any such subcontractor, employee or consultant and delivered to Contractor.  Metro shall have unrestricted access to all Contractor materials, premises and computer files containing the Work Product, for any and all purposes within the “MNPD Purposes” license.  The parties will cooperate with each other and execute such other documents as may be appropriate to achieve the objectives of this Section.

7.05                           [Text deleted] 7.06                Intellectual Property.  Contractor promptly and fully shall disclose in writing and deliver to Metro a copy of all Work Product, which delivery, in the case of computer programs, shall include object code and all available user manuals and other documentation, including any documentation specifically requested by Metro.  Contractor shall deposit all source code in strict accordance with the Escrow Agreement marked as Exhibit D, hereto.  Contractor shall provide to MNPD, on a quarterly basis, a written report identifying all items of information within the body of Work Product

7.07                           Contractor’s Underlying and Derivative Works.  Notwithstanding anything to the contrary contained in this Contract, including this Section 6, Contractor shall be the sole and exclusive owner of all of Contractor’s Underlying Works and all Derivative Works.

7.08                           Third-Party Underlying and Derivative Works.  Notwithstanding anything to the contrary contained in this Contract, including this Section 6, the sole and exclusive owner of any third party’s Underlying Works, Work Product and of all Derivative Works thereof that are created, invented, conceived, and fixed in a tangible medium of expression by such third party shall be the applicable third party; provided, however, that Contractor shall not implement or utilize any third-party Works in the provision of any services unless the third-party Works are commercially available or Contractor has obtained from such third parties all rights and licenses required to deliver the MNPD Purposes License to the MNPD and required to perform the services under this Contract.  The terms and conditions of all such rights and licenses shall be subject to the review and approval of Metro prior to their implementation by Contractor under this Contract.  With respect to all technology used and to be used by Contractor to perform the services hereunder, whether proprietary to  Contractor or known to be proprietary to any other person, Contractor hereby grants and agrees to grant to Metro, or shall cause to be granted by the licenses thereof, as the case may be, without additional charge, such licenses and sublicenses as may be necessary in order for Metro, and its authorized representatives (including third party service providers), to use, or receive the benefit of the use by contractor of, such technology in connection with the services under this Contract.

7.09                           Advance Consents.  Contractor shall obtain advance consents from Contractor’s licensors and lessors to the conveyance or assignment, at no cost to Metro, for all licenses and leases related to the services under this Contract upon Disengagement.  If such advance consents cannot be obtained, contractor shall promptly notify Metro so that Metro shall have the option to enter into the applicable license or lease in its own name.

7.10                           Metro Data.  Metro shall permit Contractor to have access to Metro data solely to the extent that Contractor requires access to such data to provide the services in accordance with the terms of this Contract.  Contractor may only access and process Metro data in connection herewith or as directed by Metro in writing and may not otherwise modify Metro date, merge it with other data, commercially exploit it or engage in any other practice or activity that may in any manner adversely affect the integrity, security or confidentiality of such data, other than as specifically permitted herein or as directed by Metro in writing.  Contractor understands and agrees that Metro owns all right, title, and interest in and to the Metro data and in and to any modification, compilation or Derivative Works therefrom.

7.11.                        Cooperation.  If at any time Metro brings or investigates the possibility of bringing, any claim against any person for infringement of any patent, trademark, copyright or similar proprietary right of Metro, including misappropriation of trade secrets and misuse of confidential information, then Contractor, upon the request and at the expense of Metro, shall cooperate with and assist Metro in the investigation or pursuit of such claim, and provide Metro with any information, in Contractor’s possession that may be of use to Metro in the investigation or pursuit of such claim.

8.             Copyright, Trademark, Service Mark, or Patent Infringement.

8.01                           Contractor shall, at its own expense, be entitled to and shall have the duty to defend any suit which may be brought against Metro to the extent that it is based on a claim that the products or services furnished infringe a United States copyright, Trademark, Service Mark, or patent.  Contractor shall further indemnify and hold harmless Metro against any award of damages and costs made against Metro by a final judgment of a court of last resort in any such suit.  Metro shall provide Contractor immediate notice in writing of the existence of such claim and full right and opportunity to conduct the defense thereof, together with all available information and reasonable cooperation, assistance and authority to enable Contractor to do so.  No costs or expenses shall be incurred for the account of Contractor without its written consent.  Metro reserves the right to participate in the defense of any such action.  Contractor shall have the right to enter into negotiations for and the right to effect settlement or compromise of any such action, but no such settlement or compromise shall be binding upon Metro unless approved by the Metro Department of Law Settlement Committee and, where required, the Metro Council.

8.02                           If the products or services furnished under this contract are likely to, or do become, the subject of such a claim of infringement, then without diminishing Contractor’s obligation to satisfy the final award, Contractor may at its option and expense:

i)                                         Procure for Metro the right to continue using the products or services.

ii)                                      Replace or modify the alleged infringing products or services with other equally suitable products or services that are satisfactory to Metro, so that they become non-infringing.

iii)                                   Remove the products or discontinue the services and cancel any future charges pertaining thereto.

iv)                                  Provided, however, that Contractor will not exercise option b.iii until Contractor and Metro have determined that options b.i. and b.ii. are impractical.

8.03                           Contractor shall have no liability to Metro, however, if any such infringement or claim thereof is based upon or arises out of:

i)                                         The use of the products or services in combination with apparatus or devices not supplied or else approved by Contractor.

ii)                                      The use of the products or services in a manner for which the products or services were neither designated nor contemplated.

iii)                                   The claimed infringement in which Metro has any direct or indirect interest by license or otherwise, separate from that granted herein.

8.04                           Contractor is not liable if any infringement claim is based upon (i) the interconnection, operation or use of the equipment or software product in combination with equipment, software or other devices not made or supplied by Contractor, (ii) use of operation of the equipment or software product in a manner for which it was not designed or recommended by Contractor or (iii) alteration, adaptation or modification of the equipment of software Subject to the limitation of liability provision herein, Contractor shall pay damages finally awarded for any settlement made with Contractor’s prior written authorization.

9.             Termination-Breach.

Should Contractor fail to fulfill in a timely and proper manner its obligations under this contract or if it should violate any of the terms of this contract, Metro shall have the right to immediately terminate the contract.  Such termination shall not relieve Contractor of any liability to Metro for damages sustained by virtue of any breach by Contractor.  The foregoing notwithstanding, Metro shall provide Contractor written notice of the alleged violation or breach and Contractor shall have 30 days in which to cure said alleged violation or breach.  If at the end of such 30 day period Contractor has failed to cure any such violation or breach, Metro may terminate this contract In the event that contract is so terminated Metro shall not be liable for any further payments under the Contract, and Contractor shall, within 30 days following termination, refund to Metro the system software and services by paying to Metro an amount equal to the sums theretofore paid by Metro.

10.          Termination-Funding.

Should funding for this contract be discontinued, Metro shall have the right to terminate the contract immediately upon written notice to Contractor.  In the event that contract is so terminated Metro shall not be liable for any further payments under the Contract.  In the event Metro terminates this contract under this provision, Metro shall remain liable to Contractor for any accumulated payments due prior to the effective date of the written notice of termination for services performed under this contract.

11.          Termination-Notice.

Metro may terminate this contract at any time upon thirty (30) days written notice to Contractor.  In the event that contract is so terminated, Metro shall not be liable for any further payments under the Contract In the event Metro terminates this contract under this provision, Metro shall remain liable to Contractor for any accumulated payments due prior to the effective date of the written notice of termination for services performed under this contract.

12.          Disentanglement.

12.1                                                General Obligations.  Upon any termination or expirations of this Contract, Contractor shall provide the Disentanglement (as defined herein) services as set forth in this Section.  Contractor shall accomplish a complete transitions pf any terminated services from Contractor and its subcontractors to Metro, its departments and/or to any replacement provider(s) designated by Metro (collectively, the “Replacement Providers”), without causing any unnecessary interruption of or causing and unnecessary adverse impact on, the services under this Contract and/or services provided by any third parties (the “Disentanglement”).  Without limiting the generality of the foregoing, Contractor shall: (a) cooperate with Metro, its departments and/or the Replacement Providers, including promptly taking all steps required to assist Metro in effecting a complete Disentanglement; (b) provide to Metro, its departments and/or the Replacement Providers all information regarding the services as needed for disentanglement including, without limitation, data conversions, interface specifications and related professional services; (c) provide for the prompt and orderly conclusion of all work, as Metro may direct, including documentation of work in progress and other measures to provide an orderly transition to Metro, its departments and/or the Replacement Providers; and (d) accomplish the other specific obligations described in this Section 11.  Contractor and Metro shall discuss in good faith a plan for determining the nature and extent of Contractor’s Disentanglement obligations and for the transfer of services in process; provided, however, that Contractor’s obligation under this Contract to provide all services necessary for Disentanglement shall not be lessened in any respect.  All services related to disentanglement shall be deemed a part of the services and included within the fees; provided, however, that the parties shall reach agreement on, and set forth in a separate schedule, those Disentanglement services that will require no additional charges over and above those set forth in this Contract, and those

Disentanglement services that are either new or require additional charges.  Contractor’s obligation to provide the services shall not cease until a Disentanglement that is satisfactory to Metro has been completed, including the performance by Contractor of all asset transfers, if any, and other obligations of Contractor set forth in this Section 11.

12.02                                         Disentanglement Period.  The process to effectuate the Disentanglement shall begin on any of the following dates:  (a) the date designated by Metro in connection with expiration of the term of this Contract, which shall not be earlier than one hundred eighty (180) calendar days prior to the end of the term; or (b) the termination date specified in any termination notice under Sections 8, 9 and 10, and shall continue: (c) in the case of subsection (a), until expiration of the term; or (d) in all other cases, for a period of up to twelve (12) months thereafter, at Metro’s option (with the applicable date on which Contractor’s obligation to perform the services expires being referred to as the (“Expiration Date”).  If requested by Metro, Contractor shall perform its Disentanglement obligations on an expedited basis if metro terminates this Contract pursuant to Sections 8, 9 or 10.

12.03                                         Specific Obligations.  Disentanglement shall include, without limitations, the performance of the specific obligations described in this Section.  In connection with subsections 12.3.2, 12.3.3 and 12.3.4 below, Contractor shall as soon as reasonable possible following its issuance or receipt of a termination notice, but in no event longer than ten (10) business days thereafter, provide to Metro a complete and accurate list of all items that will be subject to conveyance or re-conveyance to Metro as provided in such Sections. Contractor agrees that its agreements with all third parties relating to this Contract, including subcontractors, shall not include any terms that would prohibit or otherwise restrict such third parties, including subcontractors, from entering into agreements with Metro and/or the Replacement provider (whether directly or through an assignment) as provided herein.

12.3.1.                                   Full Cooperation, Information and Knowledge Transfer.  During disentanglement, the parties shall cooperate fully with one another to facilitate a smooth transition of the terminated services from Contractor and its subcontractors to Metro, its Departments and/or the Replacement Providers.  Contractor shall provide such cooperation both before and after the expiration date, and such cooperation shall include, without limitation, provisions of full, complete, detailed, and sufficient information (including all information then being utilized by Contractor with respect to programs, tools, utilities and other resources used to provide the services) and knowledge transfer with respect to all such information in order to enable Metro’s, its departments’ and/or the Replacement Provider’s personnel (or that of third parties) to fully assume, become self-reliant with respect to, and continue without interruption, the provisions of the services. Contractor shall cooperate with Metro and all of Metro’s other service providers to provide a smooth transition at the time of Disentanglement, with no unnecessary interruption of services, no unnecessary adverse impact on the provision of services or Metro’s activities and no unnecessary interruptions of, or unnecessary adverse impact on, any services provided by third parties.

12.3.2.                                   Third Party Authorizations.  Without limiting the obligations of Contractor under this contract and subject to the terms of any third party contracts, if requested by Metro as part of the Disentanglement, Contractor shall procure at no charge to Metro any third party authorizations necessary to grant Metro the use and benefit of any third party contracts between Contractor and third party contractors used to provide the services hereunder, pending their assignment to Metro pursuant to subsection 11.3.5.

12.3.3.                                   MNPD Licenses to Software.  Without changing Metro’s rights in and to the licenses previously granted to Metro pursuant to Section 6, which licenses Metro shall have the right to retain following the Expirations Date, if and as requested by Metro as part of the Disentanglement, Contractor shall: (a) re-assign to Metro and/or the Replacement Provider(s) any licenses assigned to contractor to provide the services under this Contract; and (b) grant to the Replacement Provider(s) the MNPD License to all Contractor-Owned Software and Contractor-licensed third-party Software used to provide the services as identified in the list provided by Contractor pursuant to Section 11.3.  Contractor shall provide Metro with a copy of each such program, in such media as requested by Metro, together with object code and appropriate documentation (and make available source code in strict accordance with the Escrow Agreement marked as Exhibit D, hereto).  Contractor shall also offer to Metro maintenance (including all enhancements and upgrades) and support with respect to such contractor-owned Software and Contractor-licensed third party Software for so long as Metro requires, at rates comparable to rates that Contractor is offering to other major customers for services of a similar nature and scope.  In addition, although Metro acknowledges that Contractor does not control third party software vendors (if any), if requested by Metro, contractor shall assist Metro, its departments, and/or the Replacement Provider(s) in securing maintenance (including all enhancements and upgrades) and support with respect to any such software for so long as Metro requires at competitive rates.

12.3.4.                                   Assignment of Contracts.  If and as requested by Metro as part of the Disentanglement, Contractor shall assign to Metro and or the Replacement Provider(s), from among those leases, maintenance, support and other contracts used by Contractor, Metro or any other person in connection with the services provided under this Contract, such contracts as Metro might select from the list provided by Contractor pursuant to subsection 11.3.  Contractor’s obligation under this subsection 11.3.4 shall include Contractor’s performance of all obligations under such leases, maintenance, support and other contracts to be performed by it with respect to periods prior to the date of assignment, and contractor shall reimburse Metro for any losses resulting from any claim that Contractor did not perform such obligations.

12.3.5.                                   Delivery of Documentation and Data.  If and as requested by Metro, contractor shall deliver to Metro its departments including MNPD, and/or the Replacement Provider(s) all documentation and data related to Contractor’s provision of the services under this Contract, including the Metro Data, as well as all procedures, standards and operating schedules, held by contractor.  Notwithstanding the foregoing, Contractor may retain copies of such documentation and data, excluding Metro data, for archival purposes, warranty support and/or the fulfillment of other customers’ requirements.

12.4.                                             Preparation for Disentanglement.

12.4.1.                                   Complete Documentation.  Contractor shall provide to Metro complete information, including complete documentation, in accordance with the standards and methodologies to be implemented by Contractor, for all Software (including applications developed as part of the services under this Contract) and hardware, that is sufficient to enable Metro, its departments including MNPD, and/or the Replacement Provider(s), to fully assume the provision of such services to Metro.

12.4.2.                                   Maintenance of Assets.  Contractor shall maintain all of the hardware, Software, systems, networks, technologies, and other assets utilized in providing services under this Contract to Metro (including leased and licensed assets) in good condition and in such locations and configurations as to be readily identifiable and transferable back to Metro or its designees in accordance with the provisions of this Contract; in addition, contractor shall insure such assets in accordance with the requirements of Section 19.

12.4.3.                                   Advance Written Consents.  In accordance with subsection 6.08, at all times during the term hereof, Contractor shall obtain advance written consents from all licensors and lessors to the conveyance or assignment of licenses and leases to Metro and/or the Replacement Provider(s) upon Disentanglement.  Contractor also shall obtain for Metro the right, upon Disentanglement, to obtain maintenance (including all enhancements and upgrades) and support with respect to the assets that are subject of such leases and licenses at the price of which, and for so long as, such maintenance and support is made commercially available to other customers of such third parties.

12.4.4.                                   All Necessary Cooperation and Actions.  Contractor shall provide all cooperation, take such additional actions, and perform such additional tasks, as may be necessary to ensure a timely Disentanglement in compliance with the provisions of this Section 11.

12.4.5.                                   Payment for Disentanglement.  If Metro terminates this contract, or any portion thereof, for convenience, or if this Contract, or any portion thereof, is terminated due to a material default of Metro, then Metro shall pay any applicable fees associated with Disentanglement services that it has requested.  If this Contract, or any portion thereof, is terminated for any other reason including, but not limited to, breach and Force Majeure, then Contractor shall pay the applicable fees associated with Disentanglement.

13.          Compliance with laws.

Contractor agrees to comply with any applicable federal, state and local laws and regulations.

14.          Security and Confidentiality.

14.1.                     General.  Contractor shall provide all services under this Contract utilizing security technologies and techniques and in accordance with standard industry practices and Metro’s security policies, procedures and requirements, including those relating to the prevention and detection of fraud or other inappropriate use of or access to systems and networks.  Without limiting the generality of the foregoing, Contractor shall implement and/or use network management and maintenance applications and tools and appropriate fraud prevention and detections and encryption technologies.  In no event shall contractor’s action or inaction result in any situation that is less secure than: (a) the security Metro provided as of the Effective Date of this Contract; or (b) the security Contractor then provides for its own systems and data, whichever is greater.

14.2                        Information Access.  Prior to performing any services under this Contract, Contractor and its employees, agents and subcontractors who may access Metro data and software shall execute the parties’ agreements and forms concerning access protection and data/software security consistent with the terms and conditions of this Contract.  Contractor and its employees, agents and subcontractors shall comply with all policies and procedures of Metro regarding data access, privacy and security, include any that prohibit or restrict remote access to Metro systems and data. Metro may authorize, and Contractor shall issue, any necessary information-access mechanisms, including access Ids and passwords, and contractor agrees that the same shall be used only by the personnel to whom they are issued.  Contractor shall provide to such personnel only such level of access as is minimally necessary to perform the tasks and functions for which such personnel are responsible.  Contractor shall from time-to-time, upon request from Metro but in the absence of any such request at least quarterly, provide Metro and MNPD with an updated list of those Contractor personnel having access to Metro’s systems, software, and data, and the level of such access.  Computer data and software, including Metro data, provided by Metro or accessed (or accessible) by Contractor personnel or contractor’s subcontractors’ personnel, shall be used by such personnel only in connection with the obligations provided hereunder, and shall not be commercially exploited by Contractor or its subcontractors in any manner whatsoever.  Failure of Contractor or its subcontractors to comply with the provisions of this Section 13 may, at Metro’s sole discretion, result in Metro restricting offending personnel from access to Metro’s computer systems or Metro data or the termination of this contract for material breach.  It shall be Contractor’s responsibility to maintain and ensure the confidentiality and security of Metro’s data.

14.3.                     Background Checks.  If Contractor assigns persons (whether employees, contractors, subcontractors and/or agents), other than employees specifically exempted in writing by Metro/MNPD, to perform work at any site of Metro’s or Metro’s customer(s), Contractor may conduct an initial background check on all such persons and review the results of the background check of each person to verify that the person meets Contractor’s standards for employment before presenting the summary results of the background check to Metro/MNPD and requesting that Metro grant access to any such person at any site of Metro’s or Metro’s customer(s).  No such person shall have access to any Metro site prior to an additional background check to be conducted by MNPD in accordance with MNPD’s standards and approval of such person.  Metro/MNPD shall be permitted, at its sole option to refuse access to any site of Metro’s or Metro’s customers.  Any background check conducted by Contractor shall be on a form generally used by Contractor in its initial hiring of employees or contracting for contractors (including subcontractors and/or agents) or, as applicable, during the employment-screening process but must at a minimum, have been performed within the preceding twelve (12) month period and detail the individual’s arrest record, credit history and employment history.

15.          Notices and Designation of Agent for Service of Process.

Notice of assignment of any rights to money due to Contractor under this contract must be mailed or hand delivered to the attention of Metro’s Chief Accountant, Division of Accounts, Department of Finance, 222 Third Avenue North, Suite 750, Nashville, Tennessee 37201, with a copy to the recipient for Metro notices listed below.  All other notices to Metro shall be mailed or hand delivered to:

Department: Metro Police Department
Mr. Ricky Vaughn
200 James Robertson Parkway
Nashville, TN 37201

a)             Notices to Contractor shall be mailed or hand delivered to:

Advanced Technology Systems
Mr. Eric Moe
7915 Jones Branch Drive
McClean, Virginia 22102

Telephone:	703 506 0088
Fax:	703 903 0415
e-mail:	ekmoe@atsva.com

b)            Contractor designates the following as the Contractor’s agent for service of process and will waive any objection to service of process if process is served upon this agent:

Advanced Technology Systems
Mr. Eric Moe
7915 Jones Branch Drive
McClean, Virginia 22102

Telephone:	703 506 0088
Fax:	703 903 0415
e-mail:	ekmoe@atsva.com

16.          Maintenance of Records.

Contractor shall maintain documentation for all charges against Metro.  The books, records, and documents of Contractor, insofar as they relate to work performed or money received under the contract, shall be maintained for a period of three (3) full years from the date of final payment and will be subject to audit, at any reasonable time and upon reasonable notice by Metro or its duly appointed representatives.  The records shall be maintained in accordance with generally accepted accounting principles.

17.          Monitoring.

The Contractor’s activities conducted and records maintained pursuant to this Contract shall be subject to monitoring and evaluation by Metro, the Metro Department of Finance/Division of Internal Audit, or their duly appointed representatives.

18.          Metro Property.

Any Metro property, including but not limited to books, records and equipment that is in Contractor’s possession shall be maintained by Contractor in good condition and repair, and shall be returned to Metro by Contractor upon termination of the contract.

19.          Modification of Contract.

This contract may be modified only by written amendment executed by all parties and their signatories hereto.  All change orders, where required, shall be executed in conformance with section. 4.24 020 of the Metropolitan Code of Laws.

20.          Partnership/Joint Venture.

Nothing herein shall in any way be construed or intended to create a partnership or joint venture between the parties or to create the relationship of principal and agent between or among any of the parties.  None of the parties hereto shall hold itself out in a manner contrary to the terms of this paragraph.  No party shall become liable for any representation, act or omission of any other party contrary to the terms of this paragraph.

21.          Waiver.

No waiver of any provision of this contract shall affect the right of any party thereafter to enforce such provision or to exercise any right or remedy available to it in the event of any other default.

22.          Employment.

Contractor shall not subscribe to any personnel policy which permits or allows for the promotion, demotion, employment, dismissal or laying off of any individual due to race, creed, color, national origin, age, sex, or which is in violation of applicable laws concerning the employment of individuals with disabilities.

23.          Insurance.

During the term of this Contract, Contractor shall at its sole expense obtain and maintain in full force and effect for the duration of the Agreement and any extension hereof at least the following types and amounts of insurance for claims which may arise from or in connection with this Agreement.

1)             Commercial General Liability Insurance occurrence version commercial general liability insurance or equivalent form with a limit of not less than one million ($1,000,000.00) dollars each occurrence for bodily injury, personal injury, and property damage.  If such insurance contains a general aggregate limit, it shall apply separately to the work/location in this Agreement or be no less than two times the occurrence limit.  Such insurance shall:

a)                                      Contain or be endorsed to contain a provision that includes Metro, its officials, officers, employees, and volunteers as additional insured with respect to liability arising out of work or operations performed by or on behalf of the Contractor including materials, parts, or equipment furnished in connection with such work or operations. The coverage shall contain no special limitations on the scope of its protection afforded to the above-listed insured.

b)                                     For any claims related to this agreement, Contractor’s insurance coverage shall be primary insurance as respects Metro, its officers, officials, employees, and volunteers.  Any insurance or self-insurance programs covering Metro, its officials, officers, employees, and volunteers shall be excess of Contractor’s insurance and shall not contribute with it.

2)             Automotive Liability Insurance including vehicles owned, hired, and non-owned, with a combined single limit of not less than one million ($1,000,000.00) dollars each accident.  Such insurance shall include coverage for loading and unloading hazards.  Insurance shall contain or be endorsed to contain a provision that includes Metro, its officials, officers, employees, and volunteers as additional insured’s with respect to liability arising out of automobiles owned, leased, hired, or borrowed by or on behalf of Contractor.

3)             Worker’s Compensation (If applicable), Contractor shall maintain workers’ compensation insurance with statutory limits as required by the State of Tennessee or other applicable laws and employers’ liability insurance with limits of not less than $100,000.  Contractor shall require each of its subcontractors to provide Workers’ Compensation for all of the latter’s employees to be engaged in such work unless such employees are covered by Contractor’s workers’ compensation insurance coverage.

4)             Other Insurance: None.

5)             Other Insurance Requirements.  Contractor shall:

a.             Prior to commencement of services, furnish Metro with original certificates and amendatory endorsements effecting coverage required by this section and provide that such insurance shall not be cancelled, allowed to expire, or, be materially reduced in coverage except on 30 days’ prior written notice to Metro’s Law Department, 222 Third Avenue North, Suite 501, Nashville, TN 37201.

b.             Provide certified copies of endorsements and policies if requested by Metro in lieu of or in addition to certificates of insurance.

c.             Replace certificates, policies, and/or endorsements for any such insurance expiring prior to completion of services.

d.             Maintain such insurance from the time services commence until services are completed.  Failure to maintain or renew coverage or to provide evidence of renewal may be treated by Metro as a material breach of contract.

e.             Place such insurance with insurer licensed to do business in Tennessee and having A.M. Best Company ratings of no less than A-.  Modification of this standard may be considered upon appeal to the Metro Director of Risk Management Services.

f.              Require all subcontractors to maintain during the term of the agreement Commercial General Liability insurance, Business Automobile Liability insurance, and Worker’s Compensation/Employers Liability insurance (unless subcontractor’s employees are covered by Contractor’s insurance) in the same manner as specified for Contractor.  Contractor shall furnish subcontractor’s certificates of insurance to Metro without expense immediately upon request.

g.             Any deductibles and/or self-insured retentions greater than $25,000.00 must be disclosed to and approved by Metro prior to the commencement of services.

h.             If the Contractor has or obtains primary and excess policy(ies), there shall be no gap between the limits of the primary policy and the deductible features of the excess policies.

24.          Contingent Fees.

Contractor hereby represents that Contractor has not been retained or retained any persons to solicit or secure a Metropolitan Government contract upon an agreement or understanding for a contingent commission, percentage, or brokerage fee, except for retention of bona fide employees or bona fide established commercial selling agencies for the purpose of securing business.  Breach of provisions of this paragraph is, in addition to a breach of this contract, a breach of ethical standards which may result in civil or criminal sanction and/or debarment or suspension from being a contractor or subcontractor under Metropolitan Government contracts.

25.          Gratuities and Kickbacks.

It shall be a breach of ethical standards for any person to offer, give or agree to give any employee or former employee, or for any employee or former employee to solicit, demand, accept or agree to accept from another person, a gratuity or an offer of employment in connection with any decision, approval, disapproval, recommendation, preparation of any part of a program requirement or a purchase request, influencing the content of any specification or procurement standard, rendering of advice, investigation, auditing or in any other advisory capacity in any proceeding or application, request for ruling, determination, claim or controversy or other particular matter, pertaining to any program requirement of a contract or subcontract or to any solicitation or proposal therefore.  It shall be a breach of ethical standards for any payment, gratuity or offer of employment to be made by or on behalf of a subcontractor under a contract to the prime contractor or higher tier subcontractor or a person associated therewith, as an inducement for the award of a subcontract or order. Breach of the provisions of this paragraph is, in addition to a breach of this contract, a breach of ethical standards which may result in civil or criminal sanction and/or debarment or suspension from being a contractor or subcontractor under Metropolitan Government contracts.

26.          Indemnification and Hold Harmless.

Contractor shall defend indemnify and hold harmless Metro, its officers, agents and employees from:

i)              Any claims, damages, costs and attorney fees for injuries or damages arising, in part or in whole, from the negligent or intentional acts or omissions of Contractor, its officers, employees and/or agents, including its sub or independent contractors, in connection with the performance of the contract, and,

ii)             Any claims, damages, penalties, costs and attorney fees arising from any failure of Contractor, its officers, employees and/or agents, including it sub or independent contractors, to observe applicable laws, including, but not limited to, labor laws and minimum wage laws

iii)            Metro will not indemnify, defend or hold harmless in any fashion the Contractor from any claims arising from any failure, regardless of any language in any attachment or other document that the Contractor may provide.

iv)           Contractor shall pay Metro any expenses incurred as a result of Contractor’s failure to fulfill any obligation in a professional and timely manner under this Contract.

v)            If Contractor declines to assume the defense of a claim as provided in this Section: (a) Metro may assume such defense and, if such defense is assumed, unless the parties otherwise agree in writing, Contractor thereafter shall be barred from assuming such defense at a later time; and (b) if it is later determined by a court of competent jurisdiction, without right of further appeal, that such claim was eligible for indemnifications by Contractor under this Section 22, within thirty (30) calendar days following such determination, contractor shall reimburse Metro in full for all settlements, judgments, costs and expenses (including attorneys’ fees) incurred by Metro in connection with such claim.

27.          Attorney Fees.

Reserved

28.          Assignment—Consent Required.

The provisions of this contract shall inure to the benefit of and shall be binding upon the respective successors and assignees of the parties hereto.  Except for rights to money due to Contractor under this contract, neither this contract nor any of the rights and obligations of Contractor hereunder shall be assigned or transferred in whole or in part without the prior written consent of Metro.  Any assignment or transfer shall not release Contractor from its obligations hereunder.  Metro shall not assign or otherwise transfer the Software or this Contract to anyone, including any parent, subsidiaries, affiliated entities or third patties, or as part of the sale of any portion of its business, or pursuant to any merger, consolidation or reorganization, without Contractor’s prior written consent.

NOTICE OF ASSIGNMENT OF ANY RIGHTS TO MONEY DUE TO CONTRACTOR UNDER THIS CONTRACT MUST BE SENT TO THE ATTENTION OF METRO’S CHIEF ACCOUNTANT, DIVISION OF ACCOUNTS, DEPARTMENT OF FINANCE, 222 THIRD AVENUE NORTH, SUITE 750, NASHVILLE, TN 37201.

29.          Entire contract.

This contract sets forth the entire agreement between the parties with respect to the subject matter hereof and shall govern the respective duties and obligations of the parties.

30.          Force Majeure.

No party shall have any liability to the other hereunder by reason of any delay or failure to perform any obligation or covenant if the delay or failure to perform is occasioned by force majeure, meaning any act of God, storm, fire, casualty, unanticipated work stoppage, strike, lockout, labor dispute, civil disturbance, riot, war, national emergency, act of Government, act of public enemy, or other cause of similar or dissimilar nature beyond its control.  The parties will promptly inform and consult with each other as to any of the above causes that in their judgment may or could be the cause of a delay in the performance of this Contract.

31.          Governing Law.

The validity, construction and effect of this contract and any and all extensions and/or modifications thereof shall be governed by the laws of the State of Tennessee.  Tennessee law shall govern regardless of any language in any attachment or other document that the Contractor may provide.

32.          Venue.

Any action between the parties arising from this agreement shall be maintained in the courts of Davidson County, Tennessee.

33.          Severability.

Should any provision of this contract be declared to be invalid by any court of competent jurisdiction, such provision shall be severed and shall not affect the validity of the remaining provisions of this contract.

34.          Escrow of Source Code.

Contractor shall place in escrow the source code of software as implemented by Metro including all updates and customizations thereto and confirm to Metro in writing each time it places any source code in escrow. Metro will have access to software source code, pursuant to the attached Escrow Agreement, Exhibit D, or proposed agreement acceptable to Metro.

35.          Effective Date.

This contract shall not be binding upon the parties until it has been signed first by the Contractor and then by the authorized representatives of the Metropolitan Government and has been filed in the office of the Metropolitan Clerk.  When it has been so signed and filed, this contract shall be effective as of the date first written above.

THE METROPOLITAN GOVERNMENT OF NASHVILLE AND DAVIDSON COUNTY:

Purchasing Agent:

RECOMMENDED:
Department Head

Department:
Metropolitan Nashville Police Department

APPROVED AS TO AVAILABILITY OF FUNDS:

Director of Finance

APPROVED AS TO INSURANCE:

Director of Insurance

APPROVED AS TO FORM AND LEGALITY:

THE METROPOLITAN GOVERNMENT OF NASHVILLE AND DAVIDSON COUNTY:

Purchasing Agent:

RECOMMENDED:
Department Head

Department: Metropolitan Nashville Police Department

APPROVED AS TO AVAILABILITY OF FUNDS:

Director of Finance

APPROVED AS TO INSURANCE:

Director of Insurance

APPROVED AS TO FORM AND LEGALITY:

Metropolitan Attorney

FILED IN THE OFFICE OF THE METROPOLITAN CLERK:

CONTRACTOR:

By:	/s/ Eric Moe

Title:	General Counsel

Sworn to and subscribed to before me, a Notary Public, this 1st days of  May, 2006 by Eric Moe, the General Counsel of Contractor and duly authorized to execute this instrument on Contractor’s behalf.

/s/ Carolyn L. Suber
Notary Public
My Commission expires	May 30, 2009

Date:	May 1, 2006

AMENDMENT NO. 2 TO CONTRACT NO. 16269 BETWEEN
THE METROPOLITAN GOVERNMENT OF NASHVILLE AND DAVIDSON COUNTY
AND ADVANCED TECHNOLOGY SYSTEMS, INC.

This Amendment is entered into on this 24th day of October, 2006 by and between THE METROPOLITAN GOVERNMENT OF NASHVILLE AND DAVIDSON COUNTY (“Metro”), a municipal corporation of the State of Tennessee and ADVANCED TECHNOLOGY SYSTEMS, INC. (ATS) a Virginia corporation registered and licensed to do business in the State of Tennessee whose business address is 7915 Jones Branch Drive, McClean, Virginia 22102.

W I T N E S E T H

WHEREAS, the parties desire to modify the terms and conditions and to add or delete certain other terms and conditions to their original agreement dated May 9, 2006, Metro Contract No 16269, hereinafter the “Contract,” the parties hereby agree as set forth below:

Bonding Requirements - Performance Bond

The Contractor must provide a performance bond in an amount not less than $4,439,266.00.  Metropolitan Government of Nashville and Davidson County (Obligee) will accept an annual performance bond; however, neither non-renewal (or cancellation, if applicable) by the Surety, nor failure or inability of the Principal to file a replacement bond in the event the Surety exercises its right to not renew this bond, shall itself constitute a loss to the Obligee recoverable under this bond or any extension thereof. In the event Contractor’s current Surety does not renew a bond or write a new bond, the Surety shall provide thirty (30) days advance written notice to Obligee and Contractor shall provide a bond from another surety.  Failure to provide a bond from another surety may be treated as a default of a material condition by Metro as to Contractor so long as any such provision in the bond does not purport to describe any contractual obligation of the Obligor to the Obligee.”  If any conflict or inconsistency exists between the Surety’s obligations or undertakings as described in the bond and this contract, then the terms of the bond shall prevail.

Pursuant to Amendment #4 to Request For Proposal #05-72, Metro hereby adds Traffic Violations Bureau Scope to Contract 16269.  Contractor will provide software, implementation and support services pursuant to requirements of Amendment #4.  Purchase of traffic violations software, implementation and support services shall be purchased in accordance with the terms and conditions under Contract 16269, with exception to the special conditions listed below.  In the event of conflict between the conditions listed in this Amendment and Contract 16269, the conditions listed in this amendment will prevail for the Traffic Violations implementation only.  The terms and conditions listed in Contract 16269 are not modified for the implementation of the Advanced Records Management System.

This amendment consists of the following documents:

a)                                      Amendment #4 to Request For Proposal #05-72,

b)                                      Amendment #5 to Request For Proposal #05-72

c)                                      Contractor’s response to Amendment #4 to Request For Proposal #05-72,

d)                                      ATS Best and Final Offer (BAFO), including 1) Appendix C - ATS TVMS BAFOv2, 2) Req #3 Effort Estimates BAFOv2, 3) BAFO Review Questions 060720 response, 4) Amcad Standard Maintenance Agreement, and 5) Software License Agreement

In the event of conflicting provisions, all documents shall be construed according to the following priorities:

a)                                      Amendment #4 to Request For Proposal #05-72,

b)                                      Amendment #5 to Request For Proposal #05-72,

c)                                      ATS Best and Final Offer (BAFO), including 1) Appendix C - ATS TVMS BAFOv2, 2) Req #3 Effort Estimates BAFOv2, 3) BAFO Review Questions 060720 response, 4) Amcad Standard Maintenance Agreement, and 5) Software License Agreement and

d)                                      Contractor’s response to Amendment #4 to Request For Proposal #05-72

SPECIAL CONDITIONS OF AMENDMENT #2 TO CONTRACT 16269

1.             Duties and Responsibilities of Contractor

Upon execution of the Agreement, Metro and Contractor shall begin work on the Developed Documents as defined in paragraph 1.02.  The Developed Documents shall be completed within 90 days.  When the Developed Documents are completed and agreed to by the parties, such Developed Documents shall become part of this Agreement by amendment thereto.

In the event that Metro and Contractor cannot agree with the Developed Documents, Metro reserves the right to terminate the Agreement within ten days written notice to Contractor after delivery of the Developed Documents to Metro.  In the event that the Developed Documents materially modify Contractor’s Proposal and the material modification is introduced by Contractor, Metro may reject the Developed Documents, at its sole option, and be relieved of any obligation in the Agreement and Contractor shall refund to Metro any payments made to Contractor by Metro under this Agreement.

1.01         Contractor shall provide Metro with a system and software for an integrated, full-featured Traffic Violations Management System for the Metropolitan Traffic Violations Bureau. Contractor shall provide the software set forth in Contractor’s response to Amendment #4 of Request For Proposal 05-72, which is attached hereto and incorporated by reference herein.  Contractor shall provide maintenance, support and services for this system software during delivery, installation and testing.  Contractor shall provide maintenance, service and support for this system pursuant to the service and support agreements attached hereto.

1.02         This contract shall have two phases:

Phase I shall include the development and completion of Developed Documents consisting of: project work plan; hardware and software schedule; functional specifications; customization specifications and set-up of a pilot/test environment for Metro.  These documents shall be known, collectively, as the “Developed Documents”

i)                                         Metro and Contractor recognize the critical nature of system performance on the success of the system installation.  During Phase I of this Agreement, Contractor and Metro will develop specifications for hardware, software and network configurations.  With these configurations, Contractor and Metro will agree to a range of expected system response times for critical system functions.  Overall, the system shall be configured such that 95% of all transactions complete within an acceptable time by Metro and 99% of daily transactions complete within an acceptable time by Metro.  Transaction timing is from keyboard transmit to the start of screen response.  These configurations and expected system response times will be a part of the Phase I deliverable and will represent a commitment from Contractor to deliver the response times specified.  If during subsequent phases of this Agreement, response times exceed the range specified, and Metro can demonstrate that it has deployed the hardware, software and network equipment as specified in the Phase I deliverable, then Contractor will be notified of the response time deficiency.  Contractor will be given 10 (ten) days to cure the response time deficiency.  If the response time deficiency is not cured in that timeframe, Contractor will be responsible for all cost related to additional equipment, software, or network infrastructure necessary to bring the response time to the specified level.  If the response time deficiency is not cured within 30 (thirty) days, Metro will be entitled to liquidated damages in the amount of $1,000 per day.  Liquidated damages shall be calculated from the date of notification to Contractor, and will continue until the response times issue is resolved.

ii)                                      Phase II shall include the delivery and installation of the equipment and software as required by this contract and the Developed Documents, the completion of the software customization and the implementation of network connectivity.  Phase II shall include the provision of documentation, training and testing, in accordance with the Acceptance Test Plan within the Developed Documents. The date of acceptance of the system shall be the business day immediately following the successful acceptance testing of the system. The parties shall sign a document acknowledging the successful acceptance testing on the date of acceptance.  The one year application warranty coverage and post implementation support period will begin 30 days after the “go-live” date of the system.

1.03         System Acceptance of and Phase II shall be completed in accordance with the Developed Documents. Completion of the Project is dependent upon deliverables from both Contractor and Metro.  Should Metro and Traffic Violations Bureau fail to meet their deliverable dates as defined in the Developed Documents, the resultant time delay will be added to the completion date.

1.04         Contractor warrants that the software provided pursuant to this Agreement shall meet the requirements as specified in Metro’s Request for Proposal and Contractor’s response to Request For Proposal.

1.05         Contractor shall assume the overall responsibility for the work, including the application, and shall provide the project management and expertise necessary to complete Phases I and II in a professional and timely manner in accordance with the Contract and the Developed Documents

1.06         Contractor will develop a project control system to control items which directly affect project progress, such as design change control, resource assignment and allocations, project schedules and problem/issue escalation and resolution.

1.07         All performance (which includes services, materials, supplies and equipment furnished or utilized in the performance of this Contract, and workmanship in the performance of services) shall be subject to inspection and test by Metro at all times during the term of this Contract.  Vendor shall provide adequate cooperation to any inspector assigned by Metro to permit him or her to determine Vendor’s conformity with the specifications and the adequacy of the services being provided under this Contract. All inspection by Metro shall be made in such a manner as not to unduly interfere with Vendor’s performance.

2.             Compensation.

2.01                           Contractor shall be paid as due in accordance with Contractor’s response to Metro’s Request For Proposal as described below. No invoice will be considered “received” until said service is successfully completed and approved by Metro. Travel expenses are included in the payment schedule below.

2.02         Payment Schedule.

Milestone Payment Schedule - Milestone Schedule will be pushed back by two weeks from September 25, 2006.

	Phase I	Delivery Date	Category	Effort	Amount
6.1.2.1	Conduct On-Site Assessment Completed	10/24/06	Labor	7%	$60,257
6.1.2.3	Deliver Draft Update SRS (Functional Spec)	11/17/06	Labor	8%	$68,865
6.1.2.3	Delver Draft Work Plan	11/27/06	Labor	2%	$17,216
6.1.2.7	Accept Final SRS (Functional Spec) & Work Plan	12/27/06	Labor	8%	$68,865
	Phase I Complete
	Initial Software Delivery	1/1/07	ODC	30%	$153,551
6.2	Phase II — Dev/Test/Imp
6.2.1.2	Approve Message Interface Formats	1/26/07
1.3.2.2.6	Delivery Initial Training and Test Acceptance Plans	1/26/07	Labor	1%	$8,608
6.2.4.3.2	Design Citation Form Component Complete	2/9/07	Labor	2%	$17,216
6.2.2.2	Design RMS System Complete	2/16/07	Labor	2%	$17,216
6.2.3.1.2	Design Web Payment System Complete	2/16/07	Labor	2%	$17,216
6.2.4.1.2	Design Docket Component Complete	2/16/07	Labor	2%	$17,216
6.2.5.2	Design POS System Complete	2/16/07	Labor	2%	$17,216
	Initial Component Design Complete	2/16/07	Labor		$—
6.2.3.1.3	Develop Web Payment System Complete	3/5/07	Labor	2%	$17,216
6.2.4.3.3	Develop Citation Form Component Complete	3/5/07	Labor	2%	$17,216
6.2.4.3.4	Test Citation Form Component Complete	3/12/07	Labor	3%	$25,825
6.2.3.1.4	Test Web Payment System Compete	3/19/07	Labor	3%	$25,825
6.2.4.1.3	Develop Docket Component Complete	3/19/07	Labor	2%	$17,216
6.2.5.3	Develop POS System Complete	3/19/07	Labor	2%	$17,216
	Iteration 1 Complete	3/19/07	Labor		$—
	Interim License Fees	4/1/07	ODC	20%	$102,367
6.2.4.4.2	Design Collection Process Component Complete	3/26/07	Labor	2%	$17,216
6.2.3.2.2	Design IVR System Complete	4/2/07	Labor	2%	$17,216
6.2.4.1.4	Test Docket Component Complete	4/2/07	Labor	3%	$25,825
6.2.5.4	Test POS System Complete	4/2/07	Labor	3%	$25,825
6.2.4.2.2	Design Citation Review Component Complete	4/9/07	Labor	2%	$17,216
6.2.3.2.3	Develop IVR System Complete	4/16/07	Labor	2%	$17,216
6.2.2.3	Develop RMS System Complete	4/23/07	Labor	2%	$17,216
6.2.4.4.3	Develop Collection Process Component Complete	4/23/07	Labor	2%	$17,216
6.2.6.2	Deliver Accounting System	4/23/07	Labor	1%	$8,608
	Iteration 2 Complete	4/23/07	Labor		$—
1.3.2.2.6	Deliver Final Test Acceptance Plan	4/30/07	Labor	1%	$8,608
6.2.3.2.4	Test IVR System Complete	4/30/07	Labor	3%	$25,825
6.2.4.2.3	Develop Citation Review Component Complete	4/30/07	Labor	2%	$17,216
6.2.4.4.4	Test Collection Process Component Complete	4/30/07	Labor	3%	$25,825
6.2.2.4	Test RMS System Complete	5/7/07	Labor	3%	$25,825
6.2.4.2.4	Test Citation Review Component Complete	5/7/07	Labor	3%	$25,825
4.1.11.5	Deliver Training Materials	5/7/07	Labor	1%	$8,608
6.2.7.2	Data Conversion Complete	5/14/07	Labor	3%	$25,825
4.1.12.4	Deliver Developer Test Results & Imp Schedule	5/14/07	Labor	1%	$8,608
	Iteration 3 Complete	5/14/07	Labor		$—
	Interim License Fees	6/1/07	ODC	10%	$51,184
4.1.10.4	Integration, System, Performance Testing Complete	5/29/07	Labor	4%	$34,433
5.3	Conduct User Training	6/4/07	Labor	4%	$34,433
4.2.4	Deliver Functional System Test Results	6/8/07	Labor	2%	$17,216
5.1	Start System Support	6/30/07	Labor		$—
	Final License Fees	10/1/07	ODC	40%	$204,734
	Final Payment	10/1/07	Labor	1%	$8,608

Monthly Payment Schedule
October	10/06	$60,257
November	11/06	$86,082
December	12/06	$68,865
January	01/07	$162,519
February	02/07	$86,082
March	03/07	$137,731
April	04/07	$326,180
May	05/07	$129,123
June	06/07	$102,833
July	07/07	$—
August	08/07	$—
September	09/07	$—
October	10/07	$213,343
		$1,372,654

2.03                           The total cost for this contract amendment will not exceed $1,372,654.00, unless properly amended upon completion of Phase I of this amendment.

Contractor:  Advanced Technology Systems

By:	/s/ Eric Moe	Print/Type name:	Eric Moe

Title:	Vice President Contracts

Sworn to and subscribed before me /s/ Carolyn L. Suber, a Notary Public, this 26th day of October 2006.  My commission expires May 30, 2009.

The Metropolitan Government of Nashville and Davidson County:

Department:	Approved:

/s/ Name illegible	/s/ Bill Purcell
Bill Purcell, Mayor
Police Department

Department:	ATTEST:

/s/ Name illegible	/s/ Marilyn S. Swing
Traffic Violations Bureau	Metropolitan Clerk

Approved:

/s/ Jeff Gossage
Jeff Gossage, Purchasing Agent

Approved as to availability of funds:

/s/ Name illegible
Director of Finance

Approved as to form and legality:

/s/ Name illegible
Metropolitan Attorney

AMENDMENT NO. 3 TO CONTRACT NO. 16269 BETWEEN
THE METROPOLITAN GOVERNMENT OF NASHVILLE AND DAVIDSON COUNTY
AND ADVANCED TECHNOLOGY SYSTEMS, INC.

This Amendment is entered into on this 27th day of October, 2006, by and between THE METROPOLITAN GOVERNMENT OF NASHVILLE AND DAVIDSON COUNTY (“Metro’), a municipal corporation of the State of Tennessee, and ADVANCED TECHNOLOGY SYSTEMS, INC

W I T N E S E T H

WHEREAS, the parties desire to modify the terms and conditions and to add or delete certain other terms and conditions to their original agreement dated May 9, 2006 (Metro Contract No. 16269), the parties hereby agree as set forth below:

1.              In accordance with Section 2 of the Contract, Metro and Advanced Technology Systems, Inc. hereby acknowledge receipt of and acceptance of the Phase I Developed Documents (as such term is defined in the Contract) attached hereto, and the parties hereby acknowledge and agree that delivery and acceptance shall be deemed to have been made in accordance with the time frames set out in the Contract.  Phase I Developed Documents consist of the following:

•                  Architectural Specifications v1-1

•                  Functional Specifications vl-1r1

•                  MNPD Master Test and Acceptance Plan v1-1

•                  Optional Customizations Not Included in BAFO

•                  Phase II Workplan v1-1

•                  Section 4 - RTM v5

•                  Training Strategy and Logistics Plan v1r3

2.              Phase I Developed Documents contain “Optional Customizations Not Included in BAFO” (copy attached) which identifies certain enhancements that are desired by Metro.  The additional functional requirements identified in the “Optional Customizations” are hereby made a part of the contract.  Additional costs to Metro are $299,580.

3.              Except for the foregoing, the remaining terms and conditions of the Contract remain in full force and effect.

4.              This Amendment shall not be binding upon the parties until it has been signed first by Advanced Technology Systems, Inc., then by the representatives of Metro, and has been filed in the Office of the Metropolitan Clerk.  When it has been so signed and filed, this Amendment shall be effective as of the date first written above.

Contractor:

By:	/s/ Eric Moe	Print/type name:	Eric Moe

Title:	VP of Contracts

Sworn to and subscribed before me /s/ Carolyn S. Suber, a Notary Public, this 27th day of November 2006.  My commission expires May 30, 2009.

The Metropolitan Government of Nashville and Davidson County:

Approved:	Approved:

/s/ Jeff Gossage	/s/ Bill Purcell
Jeff Gossage, Asst. Director of Finance	Bill Purcell, Mayor
Purchasing and Contract Management

Approved:	ATTEST:

/s/ Name illegible	/s/ Marilyn S. Swing
Metropolitan Police Department	Metropolitan Clerk	1/02/2007

Approved as to availability of funds:

/s/ Name illegible
Director of Finance

Approved as to form and legality:

/s/ Name illegible
Metropolitan Attorney